SUB-ITEM 77C:  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On April 30, 2001, a Special Meeting of Shareholders of the Wells S&P REIT Index Fund (the "Fund") was held to (i) elect eight Trustees and (ii) approve or disapprove a new sub-advisory agreement with PADCO Advisors, Inc. The total number of shares of the Fund present in person or by proxy represented 83.25% of the shares entitled to vote at the Special Meeting.

The shareholders of the Fund voted to elect all nominees for Trustee as indicated below:

                                            Number of Shares
                                  -------------------------------------
                                   Affirmative       Withhold Authority
                                   -----------       ------------------
Leo F. Wells, III                  6,584,614.334         30,118.987
John L. Bell                       6,583,298.786         31,434.535
Richard W. Carpenter               6,584,614.334         30,118.987
Bud Carter                         6,584,614.334         30,118.987
William H. Keogler, Jr.            6,584,614.334         30,118.987
Donald S. Moss                     6,584,614.334         30,118.987
Walter W. Sessoms                  6,584,614.334         30,118.987
Neil H. Strickland                 6,584,614.334         30,118.987


The shareholders of the Fund approved the new sub-advisory agreement with PADCO Advisors, Inc., to become effective May 1, 2001. The number of votes cast with respect to such matter was as follows:

         Number of Shares For:              6,480,534.288
         Number of Shares Against:             18,186.353
         Number of Shares Abstaining:         116,012.680